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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ZAMBA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	41-1636021 (I.R.S. Employer Identification No.)
3303 Excelsior Boulevard, Suite 200, Minneapolis, Minnesota 55416 (Address of principal executive offices) (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

        It this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

        Securities Act registration file number to which this form relates: Not applicable.
(If applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered None	Name of Each Exchange on which Each Class is to be Registered None

        Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

Item 1. Description of Registrant's Securities to be Registered

        As of August 6, 2004, Zamba Corporation (the "Company") and Wells Fargo Bank, N.A. (the "Rights Agent") entered into Amendment No. 3 to Rights Agreement ("Amendment No. 3") dated September 12, 1994 by and between the Company and the Rights Agent (the "Rights Agreement"), which Amendment No. 3 is attached as Exhibit 1 to this amended Registration Statement. The Company hereby amends its Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on September 15, 1994.

        The Rights Agreement has been amended as follows:

        1.     (a) Amendment No. 3 has amended Section 1(a) of the Rights Agreement to revise the definition of "Acquiring Person" to exclude any Common Shares acquired by Technology Solutions Company or any Subsidiary or affiliate thereof (for purposes hereof, the term "affiliate" means any person controlling, controlled by or in common control with Technology Solutions Company) from the date hereof through and including the Effective Time of the Agreement and Plan of Merger dated August 6, 2004 between and among the Company, Technology Solutions Company and Z Acquisition Corp.; or (viii) any Person directly receiving Common Shares from Technology Solutions Company, its subsidiaries or affiliates by operation of law.

          (b)   Amendment No. 3 also amends Section 3 or the Rights Agreement to exclude from the definition of "Distribution Date" the date of public announcement of the Agreement and Plan of Merger or the date of any acquisition of shares of Common Stock of the Company after date hereof by Technology Solutions Company, its subsidiaries or affiliates. Such public announcement shall not give any holder of Common Stock of the Company a right to receive a Rights Certificate.

        2.     Amendment No. 3 has further amended the Rights Agreement as follows:

          (a.)  Section 3(d) of the Rights Agreement has been amended to revise the legend to be placed on the certificates for Common Shares to reference Wells Fargo Bank, N.A. as the Rights Agent (as successor-in-interest to Wells Fargo Bank Minnesota, N.A.).

          (b.)  The Form of Right Certificate has been amended to reference Wells Fargo Bank, N.A. as the Rights Agent (as successor-in-interest to Wells Fargo Bank Minnesota, N.A.).

          (c.)  The form of Summary of Rights to Purchase Preferred Shares has been amended to reference Wells Fargo Bank, N.A. as the Rights Agent (as successor-in-interest to Wells Fargo Bank Minnesota, N.A.).

        A copy of Amendment No. 3 is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the amendments to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable amendment.

        Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Rights Agreement and the Amendments.

Item 2. Exhibits

Number	Exhibit
1.	Amendment No. 3 to Rights Agreement, dated August 6, 2004, by and between Zamba Corporation and Wells Fargo Bank, N.A.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 18, 2004	ZAMBA CORPORATION
	By	/s/ IAN NEMEROV Ian Nemerov General Counsel

EXHIBIT INDEX

EXHIBIT	DESCRIPTION OF EXHIBIT
1	Amendment No. 3 to Rights Agreement, dated August 6, 2004, by and between Zamba Corporation and Wells Fargo Bank, N.A.

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